TURBOSONIC ANNOUNCES AGREEMENT TO BE ACQUIRED BY MEGTEC SYSTEMS, INC.

For Immediate Release
Waterloo, Ontario, Canada
October 11, 2012

TURBOSONIC TECHNOLOGIES, INC. (OTCQB – TSTA), a global provider of clean air technologies, today announced that, following extensive negotiations, it has entered into a definitive merger agreement to be acquired by MEGTEC Systems, Inc. (“MEGTEC”). Upon consummation of the merger, TurboSonic stockholders will receive $0.21 in cash for each share of the Company’s common stock. The price of $0.21 per share represents a premium of 110% over the Company's closing price of $0.10 per share on October 9, 2012, the last trading day prior to the execution of the merger agreement.

The Board of Directors of the Company, acting upon the unanimous recommendation of a Special Committee of independent directors, unanimously approved and adopted the merger agreement and has recommended that stockholders of the Company vote to adopt the merger agreement. After careful consideration and a thorough review with its independent financial advisor, the Special Committee determined that the proposed transaction is in the best interests of the stockholders of the Company. The Special Committee’s independent financial advisor, Houlihan Capital, LLC, has delivered an opinion to the effect that, as of October 10, 2012, the merger consideration is fair, from a financial point of view, to the stockholders of the Company. This determination by the Special Committee’s financial advisor was based on, and is subject to, assumptions and limitations set forth in its opinion.

The founder, executive officers and directors of the Company, who currently own in the aggregate approximately 20.6% of the Company's outstanding shares, have agreed with MEGTEC to vote their respective shares in favor of adoption of the merger agreement.

Under the terms of the merger agreement, the Company is permitted to solicit alternative acquisition proposals from third parties through October 24, 2012 and intends to consider any such proposals. After that time and until November 7, 2012, the Company may, subject to certain conditions, continue negotiations with any person who has submitted a written alternative acquisition proposal by October 24, 2012 that the Special Committee believes is a superior proposal to the proposed merger with MEGTEC. In addition, subject to the terms of the merger agreement, the Company may respond to unsolicited alternative acquisition proposals. There can be no assurance that any such proposal will be received or that any proposal will result in an alternative acquisition transaction. Subject to the terms of the merger agreement, under certain circumstances a break-up fee may be payable to MEGTEC in connection with the termination of the merger agreement.

The Company has retained Houlihan Capital, LLC to assist the Special Committee in evaluating any alternative acquisition proposals. Persons interested in submitting an alternative acquisition proposal should contact Andrew D. Smith, President of Houlihan Capital, LLC by telephone at (312) 450-8610 or by e-mail at ASmith@houlihan.com.

The proposed transaction is expected to close late in the fourth quarter of calendar 2012 or early in the first quarter of calendar 2013, and is subject to certain closing conditions specified in the merger agreement. There is no financing condition to MEGTEC's obligation to complete the merger.

Following completion of the transaction, MEGTEC would be the sole stockholder of the Company and the Company’s common stock would no longer be quoted on the OTC Quote Board.

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol & Biofuels, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries meet the strictest emissions regulations, improve performance and reduce operating costs.

MEGTEC Systems, Inc. (www.megtec.com) is a global company that provides Engineered Systems and Services tailored to match customers’ process requirements. MEGTEC’s three diversified, yet integrated, business sectors draw on core competencies in liquid and materials processing, thermal air management and environmental sciences. With over 100 patents in the company’s technical portfolio, innovation is part of MEGTEC’s tradition as well as its future. MEGTEC’s focus on the success of its customers has been demonstrated through 40 years of service and 20,000+ equipment installations worldwide.

In connection with the proposed transaction, TurboSonic will file a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of TurboSonic in advance of the special meeting. Stockholders of TurboSonic are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about TurboSonic and the proposed transaction. Stockholders may obtain a free copy of the proxy statement and other relevant documents filed by TurboSonic with the SEC (when available) at the SEC’s website at www.sec.gov. TurboSonic and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from TurboSonic stockholders in respect of the proposed transaction. Information about the directors and executive officers of TurboSonic and their respective interests in TurboSonic as security holders or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the merger when it becomes available. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and at the TurboSonic Investor Relations Web site at: http://www.turbosonic.com/investor-rel.

This press release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to the proposed transaction, general economic conditions, and other factors that may be identified in filings made with the SEC by TurboSonic Technologies.

TurboSonic Technologies, Inc. (OTCQB : TSTA – News)

Contact:
Ed Spink, CEO
espink@turbosonic.com
519-885-5513 ext. 214

TurboSonic Inc.
550 Parkside Drive
Waterloo, ON, Canada N2L 5V4
Tel: 519-885-5513
Fax: 519-885-6992
info@turbosonic.com